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Ikanos Communications, Inc.

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Ikanos Insights—Integration Update—May Page 1 of 2

Ikanos—Conexant Integration Planning On Track For Q3 Close

Ikanos and Conexant Broadband Access continue to make significant progress on the integration of our two businesses. In late April, Shekhar Khandekar at Ikanos and Solomon Tedla from Conexant were appointed business integration managers for the new company. They own the integration planning process until the transaction is closed and are chartered with ensuring that business goals are clearly identified and maintained throughout the planning process. Under their leadership, teams have been formed to address key areas of value to the combined company. These include:

•	Product/technology roadmap: focused on DSL CO/CPE, PON, VDSL/ADSL PHY, gateway L2+ architecture and PON, gateway software, analog, G.hn/no new wires technology, SHDSL, hardware and VLSI tools.

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Back office integration: primarily concerned with human resources planning (for both domestic and international employees), finance and accounting, information technology and facilities, customer interface, quality, purchasing, supply chain management, EDA, legal and intellectual property and corporate marketing/marketing communications.

These teams and sub-teams report their progress on a weekly basis to steering committees and leaders from both Ikanos and Conexant. Each team has completed its first series of meetings and is making good progress. For instance, on the product/technology roadmap team, both companies have completed their product presentations to each other and have begun in-depth technical discussions designed to help create a unified product strategy for the new company.

Thanks to everyone that is contributing to this process. We will continue to keep you posted regularly on the progress until the transaction closes.

Reminder

Both Ikanos and Conexant BBA will continue to operate as stand alone entities until the close (with exception of designated integration activities described above). Employees of both companies should remain focused on revenue generation and meeting customer commitments. There should be:

•	NO joint discussions on account strategies

•	NO joint discussions on pricing

•	NO joint planning with customers

Under no exception should you disclose any information not already publicly released or part of the integration process including future prospects and the probability of the transaction being closed.

Additional Information About the Transaction and Where to Find It

Ikanos plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed issuance of securities to Tallwood and the acquisition of the Broadband Access product line from Conexant (the “Transaction”). The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Ikanos through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA.

Ikanos and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ikanos in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Ikanos’ proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA, or by going to Ikanos’ Investors page on its corporate web site at www.ikanos.com.